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                                                                      EXHIBIT 2



                [LETTERHEAD OF EQUITY GROUP INVESTMENTS, L.L.C.]



                                                       May 3, 2002




Board of Directors
GP Strategies Corporation
9 West 57th Street
New York, NY 10019

Attention:  Jerome I. Feldman
            Chief Executive Officer

Ladies and Gentlemen:

     This letter will confirm our understanding of the basis on which Equity Group Investments, L.L.C. ("EGI") will provide, on a non-exclusive basis, certain advisory services to GP Strategies Corporation (together with its affiliates and subsidiaries, the "Company") in connection with potential (i) financings by the Company, whether by issuance of debt, equity or hybrid securities or the incurrence of debt by the Company or otherwise, and (ii) business acquisitions by the Company, whether by purchase of capital stock or other assets or by merger, joint venture or otherwise (all of the transactions referred to in clause (i) and (ii), collectively, "Qualifying Transactions").

     1. Services. To the extent requested by the Company and deemed appropriate by EGI, EGI shall assist the Company in developing, identifying and evaluating Qualifying Transactions, assist the Company in evaluating and responding to inquiries and proposals that may be received by the Company regarding potential Qualifying Transactions, assist the Company in negotiations in respect of Qualifying Transactions and consult with and assist counsel and accountants in the structuring and executing Qualifying Transactions.

     2. Transaction Fee. In consideration of our services as described herein, the Company agrees to pay EGI, at the closing of any Qualifying Transaction in respect of which EGI has provided material services as contemplated by this letter, a transaction fee in cash in the amount of 1% of the Aggregate Consideration (as hereinafter defined) in the Qualifying Transaction. "Aggregate Consideration" means (i) with respect to financings, the aggregate gross proceeds thereof, and (ii) with respect to business acquisitions, the sum of the value of all cash, securities (whether debt or equity) and other property paid or payable or otherwise to be distributed (including, without limitation, by exchange of securities) by the Company to the selling party or its equity owners, plus the amount of indebtedness, preferred stock or similar items assumed or remaining outstanding, in connection therewith.

     3. Reimbursement of Expenses. In addition to the fee described above and whether or not any proposed Qualifying Transaction is consummated, the Company agrees to periodically reimburse EGI, upon request: (i) EGI's reasonable travel and other out-of-pocket expenses, provided, however, that in the event such expenses exceed $5,000 in the aggregate with respect to any single proposed Qualifying Transaction, EGI shall first obtain the Company's consent before incurring additional reimbursable expenses, and (ii) provided the Company's
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Board of Directors
GP Strategies Corporation
May 3, 2002
Page 2


prior consent to the engagement of such professionals with respect to any particular proposed Qualifying Transaction is obtained, all reasonable fees and disbursements of accountants and other professionals, incurred from and after the date hereof in connection with EGI's services under this letter. The Company agrees that, in lieu of reimbursing EGI for such expenses, EGI may forward to the Company invoices for the same, and the Company shall promptly pay such invoices directly to the payee.

     4. Indemnification; No Liability. In consideration of our services as described herein, the Company agrees to indemnify and hold harmless EGI, its direct and indirect affiliates and each of their respective directors, officers, agents, employees, representatives, shareholders, partners, members and other affiliated persons (each of the foregoing an "Indemnified Party) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof) relating to or arising out of EGI's provision of services hereunder and will reimburse each Indemnified Party for reasonable attorneys', accountants', investigators', and experts' fees and expenses and other out-of-pocket fees and expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party; provided, however, that (a) the indemnity and hold harmless provision contained in this paragraph 4 shall not apply to amounts paid in settlement of any claim if such settlement is effected by an Indemnified Party without the consent of the Company and (b) the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined in a final unappealable judgment to have arisen primarily from the gross negligence, bad faith or willful misconduct of any Indemnified Party. In addition, neither EGI nor any other Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) related to or arising from EGI's provision of services hereunder, except for liability for losses, claims, damages and expenses that a court of competent jurisdiction shall have determined in a final unappealable judgment to have arisen primarily from the gross negligence, bad faith or willful misconduct of any Indemnified Party. The Company expressly acknowledges and agrees that each Indemnified Party is an intended third party beneficiary of this paragraph 4, and that each Indemnified Party shall have the right individually to enforce the terms and provisions of this paragraph 4.

     Promptly after receipt by any Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Company under this paragraph 4, deliver to the Company a written notice of the commencement thereof and the Company shall have the right to participate in and, to the extent the Company so desires, to assume the defense thereof with counsel selected by the Company; provided, however, that the Indemnified Parties shall have the right to retain one separate counsel as a group, with the reasonable fees and expenses of such counsel to be paid by the Company, if representation of the Indemnified Parties by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between the Indemnified Parties and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Company promptly after receipt by any Indemnified Party of notice of the commencement of any action, if prejudicial to the Company's ability to defend such action, shall, to the extent so prejudicial, relieve the Company of any liability to the Indemnified Parties related to such action under this paragraph 4.

     5. This letter agreement (a) shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of law, (b)




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Board of Directors
GP Strategies Corporation
May 3, 2002
Page 3


contains the complete and entire understanding and agreement of EGI and the Company with respect to the specific subject matter hereof, and supersedes all unperformed prior understandings, conditions and agreements, oral or written, express or implied, respecting EGI's provision of services in connection with any contemplated Qualifying Transaction and the other subject matter specifically addressed herein, and (c) may be amended or modified in a writing duly executed by both of the parties hereto and not by any course of conduct, course of dealing or purported oral amendment or modification. The waiver by either party of a breach of any provision of this letter agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

     6. Neither EGI nor the Company may assign or delegate its rights or obligations under this letter agreement without the express written consent of the other party hereto, except that (a) EGI may assign any and all of its rights under this letter agreement to receive payment of fees and reimbursement of EGI's expenses as provided in this letter agreement and (b) the Company's rights and obligations hereunder may be assigned and delegated by operation of law pursuant to any merger, reorganization or similar business combination. This letter agreement and all the obligations and benefits hereunder shall be binding upon and shall inure to the successors and permitted assigns of the parties.

     7. Either party may terminate this letter agreement upon 30 days' prior written notice to the other. No such termination shall affect (a) the Company's obligation to pay the compensation set forth in paragraph 2 with respect to any Qualifying Transaction in respect of which EGI has provided material services as contemplated by this letter prior to such notice or (b) the Company's obligations under paragraphs 3 and 4.

     If the foregoing accurately sets forth our understanding, please so signify by signing and returning to us the enclosed duplicate hereof.

                                         Very truly yours,

                                         EQUITY GROUP INVESTMENTS, L.L.C.

                                         By:      __________________________
                                         Its:

     Accepted and agreed
     to as of the date first
     above written:

     GP STRATEGIES CORPORATION


     By:      _____________________
     Its: